UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 1, 2007 (July 27, 2007)
THE SHAW GROUP INC.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-12227 (Commission File Number)	72-110616 (IRS Employer Identification No.)
4171 Essen Lane, Baton Rouge, Louisiana 70809
(Address of principal executive offices and zip code)
(225) 932-2500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
In connection with a review of the Annual Report on Form 10-K for the fiscal year ended August 31, 2006 (“2006 Form 10-K”) of The Shaw Group Inc. (the “Company”), the Staff of the Corporate Finance Division of the Securities and Exchange Commission (the “Staff”) issued a comment letter in which, among other things, the Staff commented on the presentation of certain items in the Company’s consolidated financial statements and its Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Specifically, the Staff’s observations included comments on:
•	The Company’s application of the segmenting provisions for construction-type contracts and elimination of intersegment revenues between the Company’s Energy & Chemicals segment and its Fabrication and Manufacturing segment;

•	The clarifications warranted for the Company’s disclosures on its accounting policy for segmenting revenues;

•	The materiality of errors contained in the Company’s parent and guarantor cash flow statements; and

•	The Company’s need to expand its discussion of segment operating results to explain the material variances in each segment’s reported “Income (loss) before income taxes, minority interest, earnings (loss) from unconsolidated entities and loss from and impairment of discontinued operations” contained in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
As a result of its discussions with the Staff, the Company will be amending the 2006 Form 10-K as described below.
•	The Company will reclassify revenues of approximately $18 million for fiscal 2006 and approximately $26 million for fiscal 2005 from its Energy & Chemicals segment to its Fabrication & Manufacturing segment included as a part of footnotes 15 and 26 to its consolidated financial statements and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	The Company will reclassify operating cash flow from “parent only” to “guarantor subsidiaries” in the condensed consolidating statements of cash flows included as a part of footnote 26 to its consolidated financial statements relating to its previously outstanding Senior Notes;

•	The Company will clarify its accounting policy for segmenting revenues on construction-type contracts in footnote 1 to its consolidated financial statements and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•	The Company will expand the discussion of segment operating results to explain the material variances in each segment’s reported “Income (loss) before income taxes, minority interest, earnings (loss) from unconsolidated entities and loss from and impairment of discontinued operations” in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
In addition to the items raised in the SEC comment letter, the Company will also correct the following items:
•	The Company will reclassify within the statement of cash flows approximately $20 million of net cash outflows for fiscal 2006 and $11 million for fiscal 2005 from cash used in financing activities to cash used in operating activities, which reclassification relates primarily to (i) a return on investment to a minority partner interest in a joint venture that is more reflective of cash used in operating activities and (ii) payments of financed insurance premiums which are more reflective of cash used in operating activities.

•	In addition, the Company previously announced that a portion of an error that related to 2006 resulted in an increase in the estimated cost of a U.S. gulf coast EPC petrochemical project would be reflected in its amended Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2006. This amount was considered immaterial to the Company’s results for fiscal year ended August 31, 2006, but because of the changes necessitated in response to the Staff’s comments, the amended 2006 Form 10-K will correct this error by $2.6 million pre-tax or $1.5 million after-tax. This correction will reduce the Company’s earnings per share by approximately $0.02 per diluted share from the previously reported $0.63 per diluted share to $0.61 per diluted share.

•	The Company will expand its discussion in Note 14 — Contingencies and Commitments to reflect the Company’s indemnity agreement obligations with a third party surety for a $15 million payment and performance bond associated with the Company’s military housing privatization joint ventures. As of August 31, 2006, the Company has not recorded an asset or a liability relating to this agreement.
•	The Company will update Item 9A — Controls and Procedures to discuss the facts and circumstances surrounding the errors that led to the restatement, as well as to indicate how the restatement impacts the original conclusions of the Company’s Chief Executive Officer and Chief Financial Officer regarding the effectiveness of the Company’s disclosure controls and procedures.
As a result of the discussions and adjustments described above, on July 27, 2007, the Company’s management concluded, and informed the Audit Committee of the Company’s Board of Directors of its conclusions, that (1) the Company’s previously issued financial statements and any related reports of its independent registered public accounting firm for the fiscal year ended August 31, 2006 should no longer be relied upon because of the aforementioned presentation and classification errors in those financial statements, (2) the Company’s earnings and press releases and similar communications should no longer be relied upon to the extent that they relate to these financial statements, and (3) the Company’s financial statements for the fiscal year ended August 31, 2006 should be restated to reflect the presentation changes discussed above.
The Company’s management has discussed the matters described in this Current Report on Form 8-K with KPMG LLP and Ernst & Young LLP, the Company’s current and former independent registered public accounting firms, respectively. All amounts described above remain subject to audit. The Company anticipates that the process to amend the 2006 Form 10-K will take at least thirty days.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHAW GROUP INC. (Registrant)
Date: August 1, 2007	By:	/s/ CLIFTON S. RANKIN
		Name:	Clifton S. Rankin
		Title:	General Counsel and Corporate Secretary